Exhibit 99.1
News Release

Hi-Crush Partners LP Reports First Quarter 2016 Results

•	Completed Revolving Credit Facility amendment and $40.0 million common unit offering

•	1Q 2016 Revenues of $52.1 million vs. $102.1 million in 1Q 2015

•	1Q 2016 Adjusted EBITDA, excluding bad debt expense, of $(2.7) million vs. $29.6 million in 1Q 2015

Houston, Texas, April 28, 2016 - Hi-Crush Partners LP (NYSE: HCLP), “Hi-Crush” or the “Partnership”, today reported that, the Partnership completed a third amendment to its Revolving Credit Facility Agreement.  The amendment, among other things, waives the minimum quarterly EBITDA covenants, provides for a reduction in the commitment level from $100 million to $75 million, and permits a maximum EBITDA loss for the six months ending March 31, 2017. The amendment also provides for an equity cure that can be applied to EBITDA covenant ratios for 2017 and all future periods. As of March 31, 2016, the Partnership had $248.6 million of long-term debt outstanding, and was in compliance with the covenants defined in the Revolving Credit Facility Agreement.

On April 28, 2016, the Partnership entered into an underwriting agreement with an investment bank for a firm commitment underwriting of a common unit offering, which is expected to fund approximately $40.0 million of gross equity issuance proceeds on or about May 4, 2016. Proceeds from the common unit offering will be used for general partnership purposes.

“Although the industry still faces headwinds, by amending our credit facility and completing our common unit offering we further enhanced our ability to navigate the downturn and provide needed flexibility," said Robert E. Rasmus, Chief Executive Officer of Hi-Crush. "Although we see near and intermediate term challenges, as a flexible, full-service provider, we anticipate that we will benefit from the recent market exit of higher cost sand supply even among some Tier 1 suppliers. Our team is committed to being operationally and financially proactive, optimizing our cost structure and ultimately leading the frac sand industry through change and recovery.”

Hi-Crush today also reported first quarter 2016 results. The limited partners' interest in adjusted net loss, adjusted to exclude the impact of one-time expenses, was $(17.7) million resulting in a basic and diluted adjusted loss of $(0.48) per limited partner unit. In addition, the quarter was negatively impacted by $33.7 million of one-time expense associated with the impairment of our goodwill. Including the impact of these charges, the limited partners' interest in net loss was $(51.5) million for the first quarter of 2016, resulting in basic and diluted loss of $(1.39) per limited partner unit.

Earnings before interest, taxes, depreciation and amortization, adjusted for non-cash impairment of goodwill (“Adjusted EBITDA”) for the first quarter 2016 was $(11.0) million and was negatively impacted by bad debt expense of $8.2 million, primarily related to the increased provision for uncollectible receivables due to the bankruptcy of one of our spot customers. Distributable cash flow attributable to the limited partners for the first quarter of 2016 was $(13.8) million. No distributions to unitholders were declared for the first quarter of 2016, as the Partnership continued its distribution suspension to conserve cash.

“Rig count and well completion activity continued to decline in the first quarter,” said Mr. Rasmus. “These declines, combined with continued market uncertainty, resulted in a non-cash impairment of goodwill attributable to our 2013 acquisition of D&I Silica. In addition, the bankruptcy of one of our spot customers resulted in additional bad debt expense. Despite these one-time items, we continue to execute on our plan to leverage our lowest cost plants, with a focus on profitable sales, rather than chasing unprofitable market share.”

Revenues for the quarter ended March 31, 2016 totaled $52.1 million on sales of 1.0 million tons of frac sand. This compares to revenues in the fourth quarter of 2015 of $72.1 million on sales of 1.2 million tons of frac sand. The decline in sales volumes is attributable to the decline in overall industry demand for frac sand, combined with the decision to turn down unprofitable orders. Approximately 59% of our volumes were sold in-basin for the first quarter of 2016, an increase from 52% in the fourth quarter of 2015 and 44% in the first quarter of 2015. Average sales price per ton sold increased to $54 per ton in the first quarter 2016 from $52 per ton in the fourth quarter 2015, reflecting the mix impact of increased in-basin sales.

Of the 1.0 million tons of frac sand sold during the first quarter of 2016, approximately 59% was produced and delivered from the Partnership's facilities, with the remainder being purchased from our sponsor's Whitehall and Blair facilities. Contribution margin was $2.41 per ton in the first quarter of 2016. This contribution margin was the result of filling more profitable orders and the reduction in volumes produced and delivered from the relatively higher production cost Augusta facility. The Augusta facility stopped shipping sand in February 2016.

“Our focus on cost reductions is relentless,” said Laura C. Fulton, Chief Financial Officer of Hi-Crush. “We have been successful in reducing freight rates to certain locations, and have efficiently managed our railcar fleet well in this environment. As a result, we only have approximately 1,900 cars in paid storage, and have continued to increase the number of cars we ship via unit trains to almost 40%.”

The Partnership updated guidance for 2016 capital expenditures to a range of $15-$20 million, of which $1.9 million was spent in the first three months of the year, primarily for the completion of a distribution terminal facility under construction in Texas.

Other Updates

Hi-Crush also announced the completion of our sponsor’s Blair facility in March 2016. The 2.86 million ton per year frac sand facility was completed a month ahead of schedule. Following Blair’s completion, our sponsor’s Whitehall facility is being temporarily idled in favor of the lower cost production available from the Blair facility. Both facilities are located on the Canadian National railway.

Conference Call
On Thursday, May 5, 2016, Hi-Crush will hold a conference call for investors at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to discuss Hi-Crush’s first quarter 2016 results. Hosting the call will be Robert E. Rasmus, Chief Executive Officer and Laura C. Fulton, Chief Financial Officer. The call can be accessed live over the telephone by dialing (855) 327-6837, or for international callers, (631) 891-4304. A replay will be available shortly after the call and can be accessed by dialing (800) 319-6413, or for international callers (631) 883-6842. The passcode for the replay is 00491. The replay will be available until May 19, 2016.
Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush’s website at www.hicrushpartners.com under the Investors Relations-Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call. The slide presentation to be referenced on the call will also be on Hi-Crush’s website at www.hicrushpartners.com under the Investors Relations-Event Calendar and Presentations section.
Non-GAAP Financial Measures
This news release and the accompanying schedules include the non-GAAP financial measure of EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

We define EBITDA as net income plus depreciation, depletion and amortization and interest expense, net of interest income. We define Adjusted EBITDA as EBITDA, adjusted for any non-cash impairments of long-lived assets and goodwill. We define distributable cash flow as Adjusted EBITDA less cash paid for interest expense, income attributable to non-controlling interests and maintenance and replacement capital expenditures, including accrual for reserve replacement, plus accretion of asset retirement obligations and non-cash unit-based compensation. We use distributable cash flow as a performance metric to compare cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow will not reflect changes in working capital balances. We define adjusted earnings per limited partner unit as earnings per limited partner unit, adjusted for the impact of non-recurring items.

We use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and amortization, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.

EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin are presented as management believes the data provides a measure of operating performance that is unaffected by historical cost basis and provides additional information and metrics relative to the performance of our business.

About Hi-Crush
Hi-Crush is an integrated producer, transporter, marketer and distributor of high-quality monocrystalline sand, a specialized mineral that is used as a proppant to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves, which are located in Wisconsin, consist of "Northern White" sand, a resource that exists predominately in Wisconsin and limited portions of the upper Midwest region of the United States. Hi-Crush owns and operates the largest distribution network in the Marcellus and Utica shales, and has distribution capabilities throughout North America. For more information, visit
www.hicrushpartners.com.

Forward-Looking Statements
Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “could,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the Securities and Exchange Commission (“SEC”), including those described under 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2015 and any subsequently filed 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any litigation, claims or assessments, including unasserted claims; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; and difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:
Investor Relations
ir@hicrushpartners.com
(713) 980-6270

Marc Silverberg, ICR Inc.
marc.silverberg@icrinc.com
(646) 277-1293

Unaudited Condensed Consolidated Statements of Operations
(Amounts in thousands, except per unit amounts)

	Three Months Ended
	March 31,
	2016	2015
Revenues	$52,148	$102,111
Cost of goods sold (including depreciation, depletion and amortization)	52,680	68,639
Gross profit (loss)	(532)	33,472
Operating costs and expenses:
General and administrative expenses	13,603	6,218
Impairments and other expenses	33,747	—
Accretion of asset retirement obligation	88	83
Income (loss) from operations	(47,970)	27,171
Other income (expense):
Interest expense	(3,547)	(3,317)
Net income (loss)	(51,517)	23,854
(Income) loss attributable to non-controlling interest	23	(169)
Net income (loss) attributable to Hi-Crush Partners LP	$(51,494)	$23,685
Earnings (loss) per limited partner unit:
Basic	$(1.39)	$0.61
Diluted	$(1.39)	$0.60

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Three Months Ended
	March 31,
	2016	2015
Reconciliation of distributable cash flow to net income (loss):
Net income (loss)	$(51,517)	$23,854
Depreciation and depletion expense	2,853	1,677
Amortization expense	420	733
Interest expense	3,547	3,317
EBITDA	(44,697)	29,581
Non-cash impairment of goodwill	33,745	—
Adjusted EBITDA	(10,952)	29,581
Less: Cash interest paid	(3,153)	(2,905)
Less: (Income) loss attributable to non-controlling interest	23	(169)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(763)	(1,259)
Add: Accretion of asset retirement obligations	88	83
Add: Unit-based compensation	930	884
Distributable cash flow	(13,827)	26,215
Less: Distributable cash flow attributable to holders of incentive distribution rights	—	(1,311)
Distributable cash flow attributable to limited partner unitholders	$(13,827)	$24,904

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

Unaudited Condensed Consolidated Cash Flow Information
(Amounts in thousands)

	Three Months Ended
	March 31,
	2016	2015
Operating activities	$(1,157)	$36,307
Investing activities	(1,856)	(21,772)
Financing activities	(1,761)	(14,268)
Net increase (decrease) in cash	$(4,774)	$267

Unaudited Condensed Consolidated Balance Sheets
(Amounts in thousands, except unit amounts)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash	$5,640	$10,414
Accounts receivable, net	33,471	41,477
Inventories	20,665	27,971
Prepaid expenses and other current assets	5,492	4,504
Total current assets	65,268	84,366
Property, plant and equipment, net	281,727	276,455
Goodwill and intangible assets, net	11,359	45,524
Other assets	8,206	8,930
Total assets	$366,560	$415,275
Liabilities, Equity and Partners’ Capital
Current liabilities:
Accounts payable	$12,674	$11,059
Accrued and other current liabilities	5,869	6,340
Due to sponsor	3,116	1,325
Current portion of long-term debt	2,816	3,258
Total current liabilities	24,475	21,982
Long-term debt	245,742	246,783
Asset retirement obligations	7,154	7,066
Total liabilities	277,371	275,831
Commitments and contingencies
Equity and partners’ capital:
General partner interest	—	—
Limited partners interest, 37,063,547 and 36,959,970 units outstanding, respectively	86,588	136,820
Total partners’ capital	86,588	136,820
Non-controlling interest	2,601	2,624
Total equity and partners' capital	89,189	139,444
Total liabilities, equity and partners’ capital	$366,560	$415,275

Unaudited Per Ton Operating Activity

	Three Months Ended
	March 31,
	2016	2015
Sand sold (in tons)	962,998	1,195,343
Sand produced and delivered (in tons)	565,182	932,755
Contribution margin ($ in thousands)	$2,318	$35,459
Contribution margin per ton	$2.41	$29.66

Unaudited Net Income (Loss) per Limited Partner Unit
(Amounts in thousands, except units and per unit amounts)

	Three Months Ended
	March 31,
Weighted average limited partner units outstanding:	2016	2015
Basic	37,035,068	36,958,227
Diluted	37,035,068	37,201,044
Reconciliation of net loss and the assumed allocation of net loss under the two-class method for purposes of computing earnings (loss) per limited partner unit:

	Three Months Ended March 31, 2016
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of distributions in excess of loss	—	(51,494)	(51,494)
Assumed allocation of net loss	$—	$(51,494)	$(51,494)

Loss per limited partner unit - basic		$(1.39)
Loss per limited partner unit - diluted		$(1.39)
Reconciliation of adjusted earnings (loss) per limited partner unit to the most directly comparable GAAP financial measure:

Three Months Ended
March 31, 2016
Net loss attributable to Hi-Crush Partners LP	$(51,494)
Add: Impairments and other expenses	33,747
Adjusted net loss attributable to Hi-Crush Partners LP	$(17,747)

Adjusted loss per limited partner unit - basic	$(0.48)
Adjusted loss per limited partner unit - diluted	$(0.48)